UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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USA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 19, 2020, USA Technologies, Inc. (“USAT”) hosted a conference call and webcast to review its second quarter fiscal year 2020 financial results.  During the call, Donald W. Layden, Jr., the Chairman of the Board and Interim Chief Executive Officer of USAT, made the remarks reproduced below:

“Let me comment quickly on the ongoing proxy contest with Hudson Executive Capital. The Board has remained steadfast in their position that if there is going to be a change in the majority of the board, then USAT shareholders deserve a premium for their shares to allow for a change of control. Individual shareholders have their own motivations for actions they take, and our board has tried to factor those motivations as we make decisions that benefit all of our shareholders. For example, we have been advised by legal counsel that Hudson Executive Capital has triggered a provision of Pennsylvania law in their decision to attempt to take control of the USAT Board. As a result, Hudson is required to disgorge, or surrender to USAT, any profits on a sale of their shares in the company for a period of 18 months after triggering the obligation under the statute, including as a result of an M&A transaction. We believe any of those profits belong to USAT, and so advised Hudson last November. Surprisingly, Hudson never addressed this matter in any of the multiple proxy materials they have been circulating for the past three months. Obviously, an assessment of the likelihood of recovering these profits is among many factors our board has used in assessing Hudson’s position. Regardless of this ongoing issue, and as demonstrated by today’s results, we are focused on improving the performance of our business and capturing the significant opportunities in our space.”

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Important Additional Information

USA Technologies, Inc. (“USAT”) will be filing a proxy statement and associated WHITE proxy card with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for its 2020 annual meeting of shareholders. Shareholders are strongly advised to read USAT’s 2020 proxy statement (including any amendments or supplements thereto) when it becomes available because it will contain important information. Shareholders will be able to obtain copies of USAT’s 2020 proxy statement and other documents filed by USAT with the SEC in connection with its 2020 annual meeting of shareholders free of charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.usatech.com.

USAT, its directors and its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with USAT’s 2020 annual meeting of shareholders. Shareholders may obtain information regarding USAT’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies for the 2020 annual meeting of shareholders, including their respective interests by security holdings or otherwise, in USAT’s annual report on Form 10-K for the year ended June 30, 2019, which was filed with the SEC on October 9, 2019. To the extent the interests of certain participants, by security holdings or otherwise, have changed since June 30, 2019, such changes have been or will be reflected on Form 8-Ks, Form 3s and Form 4s filed or to be filed by USAT with the SEC. Additional information regarding the interests of such individuals can also be obtained from the definitive proxy statement for USAT’s 2020 annual meeting of shareholders when it is filed by USAT with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.usatech.com.

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